TIAA-CREF LIFE INSURANCE COMPANY

730 Third Avenue

New York, NY 10017

(212) 490-9000

July 18, 2008

VIA EDGAR AND FACSIMILE

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No. 2 to the

Registration Statement on Form S-1 for

TIAA-CREF Life Insurance Company

(as amended, the “Registration Statement”) (File No. 333-149714)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, TIAA-CREF Life Insurance Company (the “Registrant”), hereby requests acceleration of the effective date of the above captioned Registration Statement for certain modified guaranteed annuity contracts to July 23, 2008, or as soon thereafter as is reasonably practicable.

The Registrant hereby acknowledges that:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Registrant may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

By separate letter, the principal underwriter of the contracts will join in this request for acceleration.

Very truly yours, TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Bret L. Benham
Name: Bret L. Benham Title: President & Chief Executive Officer

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

730 Third Avenue

New York, NY 10017

(212) 490-9000

July 18, 2008

VIA EDGAR AND FACSIMILE

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No. 2 to the

Registration Statement on Form S-1 for

TIAA-CREF Life Insurance Company

(as amended, the “Registration Statement”) (File No. 333-149714)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the undersigned, as principal underwriter, hereby joins a request by TIAA-CREF Life Insurance Company to accelerate the effective date of the above-captioned Registration Statement for certain modified guaranteed annuity contracts to July 23, 2008, or as soon thereafter as is reasonably practicable.

Very truly yours, TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	/s/ Mary E. Beams
Name: Mary E. Beams Title: President and Chief Executive Officer